File pursuant to Rule 424(b)(3)
Registration No. 333-113659
PROSPECTUS SUPPLEMENT
(To Prospectus dated March 31, 2004)

6,580,392 Shares

COMMON STOCK

The selling stockholder is offering 6,580,392 shares of common stock of The Houston Exploration Company. We will not receive any proceeds from the sale of the shares by the selling stockholder offered by this prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “THX.” On November 18, 2004, the last reported sales price of our common stock on the New York Stock Exchange was $56.34 per share.

Investing in the common stock involves risks. See “Risk Factors” beginning on page S-3 of this prospectus supplement.

PRICE $56.25 A SHARE

		Underwriting	Proceeds to
	Price to	Discounts and	Selling
	Public	Commissions	Stockholders

Per Share	$56.25	$0.15	$56.10
Total	$370,147,050	$987,059	$369,159,991

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on or about November 24, 2004.

MORGAN STANLEY

November 18, 2004

      You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized anyone to provide you with information that is different. This prospectus supplement is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the dates of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus supplement or of any such shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

      This document is in two parts. The first part is this prospectus supplement, which adds to, updates and changes information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of our common stock. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.

S-i

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports and other information with the SEC. You may inspect and copy such material at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. You can also find our SEC filings at the SEC’s website at http://www.sec.gov and on our website at www.houstonexploration.com. Information contained on our website is not part of this prospectus supplement or the accompanying prospectus.

      In addition, our reports and other information concerning us can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, where our common stock is listed.

      The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and may supersede information in this prospectus supplement and information previously filed with the SEC. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished pursuant to Item 7.01 or Item 2.02 on any Current Report on Form 8-K) until we sell all of the securities that may be offered by this prospectus supplement:

•	our Annual Report on Form 10-K for the year ended December 31, 2003;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004;

•	our Definitive Proxy Statement on Schedule 14A filed April 28, 2004;

•	our Current Reports on Form 8-K dated October 27, November 1 and November 4, 2004;

•	the description of our common stock contained in Amendment No. 1 to our Registration Statement on Form 8-A filed on September 19, 1996 under Section 12 of the Securities Exchange Act of 1934; and

•	the description of our preferred stock purchase rights in our Registration Statement on Form 8-A filed on August 13, 2004 under Section 12 of the Exchange Act.

      You can request a copy of these filings at no cost to you by writing or calling us at the following address: Investor Relations, The Houston Exploration Company, 1100 Louisiana Street, Suite 2000, Houston, Texas 77002-5215, by mail, or if by telephone at (713) 830-6800.

S-ii

SUMMARY

      This summary highlights selected information contained elsewhere in this prospectus supplement and the accompanying prospectus. It does not contain all information that may be important to you. This prospectus supplement and the accompanying prospectus include specific terms of this offering, information about our business and financial data. We encourage you to read this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein in their entirety before making an investment decision. In this prospectus supplement, the terms “Houston Exploration,” “THX,” “we,” “us,” “our” and similar terms mean The Houston Exploration Company, and the term “KeySpan” means KeySpan Corporation and its affiliates (other than us), including KeySpan Energy Development Corporation, formerly known as THEC Holdings Corp., KeySpan’s wholly-owned subsidiary that holds its investment in us. We have provided definitions for some of the oil and gas industry terms used in this prospectus supplement in the Glossary beginning on page S-14 of this prospectus supplement.

The Houston Exploration Company

      We are an independent natural gas and oil producer focusing on growing reserves and production through development, exploration, exploitation and acquisition of natural gas and oil reserves in North America. Natural gas is our primary focus. Our principal operations currently are located in the following areas:

•	South Texas, where we are one of the largest natural gas producers along the prolific Lobo Trend in Zapata, Webb and Jim Hogg Counties;

•	Offshore in the Gulf of Mexico, where our exploration activities focus predominantly on deep shelf prospects below 15,000 feet on the Outer Continental Shelf; and

•	Arkansas, in the Arkoma Basin, where our efforts in field-wide downspacing have resulted in a number of highly attractive drilling locations.

      Our corporate offices are located at 1100 Louisiana Street, Suite 2000, Houston, Texas 77002, and our telephone number at that location is (713) 830-6800.

THE OFFERING

Common stock offered by the selling stockholder	6,580,392 shares.

Common stock to be outstanding after this offering	28,249,087 shares(1)

Use of proceeds	We will not receive any proceeds from this offering.

New York Stock Exchange Symbol	“THX”

(1)	Based on the number of shares outstanding as of November 18, 2004, excluding:

•	2,095,143 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $34.67 per share; and

•	1,157,850 shares of common stock reserved for additional grants under The Houston Exploration Company 2004 Long-Term Incentive Plan.

Risk Factors

      You should carefully consider all information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. In particular, you should evaluate the specific risk factors set forth in the section entitled “Risk Factors” beginning on page S-3 of this prospectus supplement for a discussion of risks relating to an investment in our common stock.

RISK FACTORS

      You should consider carefully the following risk factors as well as other information contained in this prospectus supplement, the accompanying prospectus and the documents we have incorporated herein by reference before deciding to invest in our common stock.

The volatility of natural gas and oil prices may affect our financial results.

      As an independent natural gas and oil producer, our revenues are highly dependent on the price of, and demand for, natural gas and oil. Even relatively modest changes in natural gas and oil prices may significantly change our revenues, results of operations, cash flows and proved reserves. Historically, the markets for natural gas and oil have been volatile and are likely to continue to be volatile in the future. Prices for natural gas and oil may fluctuate widely in response to relatively minor changes in the supply of and demand for natural gas and oil, market uncertainty and a variety of additional factors that are beyond our control, such as:

•	the domestic and foreign supply of natural gas and oil;

•	the price of foreign imports;

•	overall domestic and global economic conditions;

•	terrorist attacks or military conflicts;

•	political and economic conditions in oil producing countries;

•	the ability of members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	the level of consumer product demand;

•	weather risks and other natural disasters;

•	technological advances affecting energy consumption;

•	domestic and foreign governmental regulations; and

•	the price and availability of alternative fuels.

      We cannot predict future natural gas and oil price movements. If natural gas and oil prices decline, the amount of natural gas and oil we can economically produce may be reduced, which may result in a material decline in our revenues.

We may be required to take additional writedowns if natural gas and oil prices decline.

      We may be required under full cost accounting rules to write down the carrying value of our natural gas and oil properties when natural gas and oil prices are low or if we have substantial downward adjustments to our estimated proved reserves, increases in our estimates of development costs or deterioration in our exploration results.

      We utilize the full cost method of accounting for natural gas and oil exploration and development activities. Under full cost accounting we are required by SEC Regulation S-X Rule 4-10 to perform a ceiling test each quarter. The ceiling test is an impairment test and generally establishes a maximum, or “ceiling,” of the book value of our natural gas and oil properties that is equal to the expected after tax present value of the future net cash flows from proved reserves, including the effect of cash flow hedges, calculated using prevailing prices on the last day of the period. If the net book value of our natural gas and oil properties (reduced by any related net deferred income tax liability and asset retirement obligation) exceeds our ceiling limitation, SEC regulations require us to impair or “writedown” the book value of our natural gas and oil properties. Depending on the magnitude of any future impairments, a ceiling test writedown could significantly reduce our income, or produce a loss. As ceiling test computations involve the prevailing price on the last day of the quarter, it is impossible to predict the timing and magnitude of any future impairments. The book value of our proved natural gas and oil properties increased in 2003 as a function of our higher finding and development cost for the year and the increase in future development costs associated with reserves added during the year. To the extent our finding and development costs continue to increase, we will become more susceptible to ceiling test writedowns in low price environments.

Relatively short production periods for our properties subject us to high reserve replacement needs and require significant capital expenditures to replace our reserves at a faster rate than companies whose reserves have longer production periods.

      Unless we conduct successful development, exploitation and exploration activities or acquire properties containing proved reserves, our proved reserves will decline as those reserves are produced. Producing oil and natural gas reservoirs are generally characterized by declining production rates that vary depending on reservoir characteristics and other factors. High production rates generally result in recovery of a relatively higher percentage of reserves from properties during the initial few years of production.

      In our business planning, we utilize a reserve life index measurement of reserves to production and generally seek to maintain or increase such index annually. As of December 31, 2003, our reserve to production index was 7.0 years. The wells in the Appalachian Basin assets have historically provided longer life reserves relative to our typical onshore wells and our offshore Gulf of Mexico wells. By conveying the Appalachian Basin assets to KeySpan, we shortened our reserve life index to 6.6 years, and our need to replace reserves from new investments is now greater.

The success of our business depends upon our ability to find, develop and acquire natural gas and oil reserves.

      Without successful exploration, development or acquisition activities, our oil and gas reserves and our revenues will decline over time. In addition, we may not be able to maintain our current cost structure while continuing to operate in mature producing basins. It is becoming more difficult to find and develop new reserves at historical costs. The continuing development of reserves and acquisition activities require significant expenditures. Our cash flow from operations may not be sufficient for this purpose, and we may not be able to obtain the necessary funds from other sources. If we are not able to replace reserves at sufficient levels, the amount of credit available to us may decrease since the amount of borrowing capacity available under our revolving bank credit facility is based, in large part, on the estimated quantities of our proved reserves. Without continued capital investment, our oil and gas reserves will decline.

Estimates of proved reserves and future net revenue may change if the assumptions on which such estimates are based prove to be inaccurate.

      Our estimated reserves are based on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves. The accuracy of any reserve estimate is a function of the quality of available data, engineering, geological interpretation and judgment and the assumptions used regarding quantities of recoverable natural gas and oil reserves and prices for crude oil and natural gas. Natural gas and oil prices have fluctuated widely in recent years. Volatility is expected to continue and price fluctuations directly affect estimated quantities of proved reserves and future net revenues. Actual prices, production, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves will vary from those assumed in our estimates, and these variances may be significant. Also, we make certain assumptions regarding future natural gas and oil prices, production levels, and operating and development costs that may prove incorrect. Any significant variance from the assumptions used could result in the actual quantity of our reserves and future net cash flow being materially different from the estimates in our reserve reports. In addition, results of drilling, testing and production and changes in crude oil and natural gas prices after the date of the estimate may result in downward revisions to our reserve estimates. Some of our reserve estimates are made without the benefit of a lengthy production history, which are less reliable than estimates based on a lengthy production history.

      The reserve data contained in this prospectus supplement represent only estimates. Reservoir engineering is a subjective process of estimating underground accumulations of natural gas and oil that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates prepared by one engineer may vary from those prepared by another. Estimates are subject to revision based on numerous factors including, reservoir performance, prices and economic conditions. In addition, results of drilling, testing and actual production subsequent to the date of estimate may justify revision of that estimate. Revisions to prior estimates may be material. Reserve estimates are often different from the quantities of natural gas and oil that we are ultimately able to recover and are highly dependent upon the accuracy of the underlying assumptions.

Our acquisition and investment activities may be unsuccessful and costly.

      The successful acquisition of producing properties requires assessment of reserves, future commodity prices, operating costs and potential environmental and other liabilities. These assessments may not be accurate. Our review of the properties we intend to acquire may not reveal all existing or potential problems nor allow us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. We may not always perform inspections on every property or well, and structural or environmental problems may not be observable even when an inspection is undertaken. Accordingly, we may suffer the loss of one or more acquired properties due to title deficiencies or may be required to make significant expenditures to cure environmental contamination with respect to acquired properties. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems. We are generally not entitled to contractual indemnification for environmental liabilities and we typically acquire structures on a property on an “as is” basis.

We may not be able to meet our substantial capital requirements.

      Our business is capital intensive. To maintain or increase our base of proved oil and gas reserves, we must invest a significant amount of cash flow from operations in property acquisitions, development and exploration activities. We are currently making and will continue to make substantial capital expenditures to find, develop, acquire and produce natural gas and oil reserves. If our revenues or borrowing base under our revolving bank credit facility decrease as a result of lower natural gas and oil prices, operating difficulties or declines in reserves, we may not be able to expend the capital necessary to undertake or complete future drilling programs or acquisition opportunities unless we raise additional funds through debt or equity financings. We may not be able to obtain debt or equity financing, and cash generated by operations or available under our revolving bank credit facility may not be sufficient to meet our capital requirements.

Our business involves many operating risks that can cause substantial losses; insurance may not protect us against all these risks.

      In our operations we may experience hazards and risks inherent in drilling for, producing and transporting natural gas and oil. These hazards and risks may result in loss of hydrocarbons, environmental pollution, personal injury claims, and other damage to our properties and third parties and include:

•	fires;

•	natural disasters, including weather;

•	explosions;

•	encountering formations with abnormal pressures;

•	encountering unusual or unexpected geological formations;

•	blowouts;

•	cratering;

•	unexpected operational events;

•	equipment malfunctions;

•	pipeline ruptures; and

•	spills.

      We are insured against some, but not all, of the hazards associated with our business. We believe this is standard practice in our industry. Because of this practice, however, we may be liable or sustain losses that could be substantial due to events that are not insured or are underinsured. The occurrence of an event that is not fully covered by insurance could have a material adverse impact on our financial condition and results of operations.

Our reserves, production and cash flow are highly dependent upon operations that are concentrated in three primary areas.

      During the first nine months of 2004, we generated approximately 98% of our production from three primary areas of operation, with 42% from South Texas, 45% from offshore Gulf of Mexico and 10% from the Arkoma Basin. The concentrated nature of our operations subjects us to the risk that a regional event could cause a significant interruption in our production or otherwise have a material affect on our profitability. This is particularly true of our offshore operations, which are susceptible to weather disturbances, some of which can be severe enough to cause substantial damage to facilities and production infrastructure.

Drilling natural gas and oil wells is a high-risk activity and subjects us to a variety of factors that we cannot control.

      Our drilling activities subject us to many risks, including the risk that we will not find commercially productive reservoirs. Drilling for natural gas and oil can be unprofitable, not only from dry wells, but also from productive wells that do not produce sufficient revenues to return a profit. Also, title problems, weather conditions, governmental requirements and shortages or delays in the delivery of equipment and services can delay our drilling operations or result in their cancellation. The cost of drilling, completing and operating wells is often uncertain, and new wells may not be productive. As a result, we may not recover all or any portion of our investment.

Our hedging activities could result in financial losses or could reduce our income.

      To achieve more predictable cash flow and to reduce our exposure to adverse fluctuations in the prices of oil and natural gas, we currently and may in the future enter into hedging arrangements for a significant portion of our natural gas and oil production. For the remaining three months of 2004 and for the year 2005, we have entered into derivative instruments relating to approximately 70% and 74%, respectively, of our planned production utilizing a variety of instruments, including fixed price swaps, collars and options. We have begun to establish hedging positions for 2006, 2007 and 2008. Many derivative instruments that we employ require us to make cash payments to the extent the NYMEX index exceeds a predetermined price, thereby limiting our ability to realize the benefit of increases in natural gas prices. As we typically index our derivative instruments to NYMEX prices as opposed to the local indices where we sell our gas, our hedging strategy may not protect our cash flows if basis differentials increase between the NYMEX and local prices. Under Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, our income could be negatively affected to the extent our NYMEX-indexed derivative instruments are deemed ineffective in hedging price fluctuations at our sales points. If we experience a sustained material interruption in our production, we might be forced to satisfy all or a portion of our hedging obligations without the benefit of the cash flow from our sale of the underlying physical commodity, resulting in a substantial diminution of our liquidity. Lastly, an attendant risk exists in hedging activities that the counterparty in any derivative transaction cannot or will not perform under the instrument and that we will not realize the benefit of the hedge. It is also important to note that it is not practical to hedge the cash flows relating to all of our production, and we therefore retain the risk of a price decrease on our un-hedged volumes.

We may incur substantial costs to comply with costly and stringent environmental and other governmental laws and regulations.

      Our exploration and production operations are regulated extensively at the federal, state, and local levels. Environmental and other governmental laws and regulations have increased the costs to plan, design, drill, install, operate and abandon oil and natural gas wells. Failure to comply with these laws and regulations may result in the assessment of administrative, civil, and criminal penalties, the imposition of investigating and remedial obligations, and the issuance of injunctions limiting or prohibiting our operations. We have made and will continue to make all necessary expenditures, both financial and managerial, in our efforts to comply with the requirements of environmental and governmental regulations. However, environmental laws and regulations, including those that may at some time arise to address global climate change or facility security concerns, are expected to continue to have an increasingly costly and stringent impact on our operations resulting in substantial costs and liabilities in the future.

      We currently own, lease, and have in the past owned or leased, numerous properties that have been used for the exploration and production of oil and gas for many years. Although we have used operating and disposal practices that were standard in the industry at the time, petroleum hydrocarbons or wastes may have been disposed or released on or under the properties owned or leased by us or on or under other locations where such wastes have been taken for disposal. In addition, petroleum hydrocarbons or wastes may have been disposed or released by prior operators of properties that we are acquiring as well as by current third party operators of properties in which we have an ownership interest. Properties impacted by any such disposal or releases could be subject to costly and stringent investigatory or remedial requirements under environmental laws, some of which impose strict, joint and several liability without regard to fault or the legality of the original conduct, including the federal Comprehensive Environmental Response, Compensation, and Liability Act, also known as “CERCLA” or the “Superfund” law, the federal Oil Pollution Act or “OPA,” the federal Resource Conservation and Recovery Act or “RCRA,” and analogous state laws. Under such laws and any implementing regulations, we could be required to remediate contaminated properties and take actions to compensate for damages to natural resources. In addition, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury or property damages allegedly caused by the release of petroleum hydrocarbons or wastes into the environment. We currently do not expect any remedial obligations imposed under environmental laws to have a significant effect on our operations.

We face strong competition.

      As an independent natural gas and oil producer, we face strong competition in all aspects of our business. Many of our competitors are large, well-established companies that have substantially larger operating staffs and greater capital resources than we do. These companies may be able to pay more for productive natural gas and oil properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial and human resources permit.

The inability of one or more of our customers to meet their obligations may adversely affect our financial results.

      Substantially all of our accounts receivable result from natural gas and oil sales or joint interest billings to third parties in the energy industry. This concentration of customers and joint interest owners may impact our overall credit risk in that these entities may be similarly affected by changes in economic and other conditions. In addition, our natural gas futures and swap contracts also expose us to credit risk in the event of nonperformance by counterparties.

Provisions in our restated certificate of incorporation and bylaws and Delaware law make it more difficult to effect a change in control of the company, which could adversely affect the price of our common stock.

      Delaware corporate law and our restated certificate of incorporation and bylaws contain provisions that could delay, defer or prevent a change in control of us or our management. These provisions include:

•	giving the board the exclusive right to fill all board vacancies;

•	requiring special meetings of stockholders to be called only by the board;

•	prohibiting stockholder action by written consent;

•	prohibiting cumulative voting in the election of directors; and

•	allowing for authorized but unissued common and preferred shares, including shares to be used in our stockholders’ rights plan.

      All of the above provisions could make it more difficult for you and other stockholders to elect directors and take other corporate actions. As a result, these provisions could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders, which may limit the price that investors are willing to pay in the future for shares of our common stock.

Future sales of our shares could depress the market price of our common stock.

      The market price of our common stock could decline as a result of issuances and sales by us of additional shares of common stock pursuant to our existing shelf registration statement that covers sales of our common stock by us. The market price of our common stock could also decline as the result of the perception that these sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

USE OF PROCEEDS

      We will not receive any proceeds from the sale of our common stock by the selling stockholder in this offering.

PRICE RANGE OF COMMON STOCK

      Our common stock is traded on the New York Stock Exchange under the symbol “THX.” The following table sets forth the range of high and low sales prices per share of our common stock for each calendar quarter.

	Sales Price

	High	Low

2002
First quarter	$33.65	$27.32
Second quarter	31.85	28.40
Third quarter	31.45	23.80
Fourth quarter	34.00	28.21
2003
First quarter	$31.45	$25.81
Second quarter	35.20	26.72
Third quarter	36.28	31.25
Fourth quarter	37.70	33.35
2004
First quarter	$45.85	$35.79
Second quarter	52.47	41.40
Third quarter	59.79	48.30
Fourth quarter (through November 18, 2004)	61.80	55.68

      On November 18, 2004, our common stock as reported on the New York Stock Exchange closed at $56.34 per share. We encourage you to obtain current market price quotations for our common stock.

DIVIDEND POLICY

      We have not declared or paid any cash dividends and do not anticipate declaring any dividends in the foreseeable future. We plan to retain our cash for the operation and expansion of our business, including exploration, development and acquisition activities. In addition, our revolving bank credit facility and the indenture governing our 7% Senior Subordinated Notes due 2013 contain restrictions on the payment of dividends to holders of common stock.

CERTAIN U.S. TAX CONSEQUENCES TO NON-U.S. HOLDERS

General

      The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder (as defined below) as of the date hereof. Except where noted, this summary deals only with a non-U.S. holder that holds our common stock as a capital asset.

      For purposes of this summary, a “non-U.S. holder” means a beneficial owner of our common stock that is not any of the following for U.S. federal income tax purposes: (i) a citizen or resident of the United States; (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable United States Treasury regulations to be treated as a U.S. person.

      This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income or estate tax consequences different from those summarized below. This summary does not represent a detailed description of the U.S. federal income or estate tax consequences to you in light of your particular circumstances. In addition, it does not represent a description of the U.S. federal income or estate tax consequences to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, “controlled foreign corporation,” “passive foreign investment company” or “foreign personal holding company”). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

      If an entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding our common stock, or a partner in such a partnership, you should consult your tax advisors.

      If you are considering the purchase of our common stock, you should consult your own tax advisers concerning the particular U.S. federal tax consequences to you of the ownership and disposition of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction, including any state, local or foreign income tax consequences.

Dividends

      Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a non-U.S. holder within the United States and, where an income tax treaty applies, are attributable to a U.S. permanent establishment of the non-U.S. holder, are not subject to this withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from this withholding tax. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

      A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, will be required to (a) complete IRS Form W-8BEN (or successor form) and certify under penalties of perjury, that such holder is not a U.S. person or (b) if the common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are entities rather than individuals.

      A non-U.S. holder of our common stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

      A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of our common stock unless (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (in which case, for a non-U.S. holder that is a foreign corporation, the branch profits tax described above may also apply), and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder, (ii) in the case of a non-U.S. holder who is an individual and holds the common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

      We believe we currently are, and anticipate remaining, a “United States real property holding corporation” for U.S. federal income tax purposes. As long as we are a U.S. real property holding corporation, then if our common stock is regularly traded on an established securities market, only a non-U.S. holder who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder’s holding period) more than five percent of the common stock will be subject to U.S. federal income tax on the disposition of the common stock.

Federal Estate Tax

      Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Tax

      We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld (if any) with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. In addition, dividends paid to a non-U.S. holder generally will be subject to backup withholding unless applicable certification requirements are met and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code, or such holder otherwise establishes an exemption.

      Payment of the proceeds of a sale of our common stock within the United States or conducted through certain U.S. related financial intermediaries is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is not a United States person (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption.

      Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

UNDERWRITER

      Under the terms and conditions contained in an underwriting agreement dated November 18, 2004, Morgan Stanley & Co. Incorporated has agreed to purchase, and the selling stockholder has agreed to sell to Morgan Stanley & Co. Incorporated, all of the selling stockholder’s 6,580,392 shares of our common stock.

      Morgan Stanley & Co. Incorporated is offering the shares of common stock subject to its acceptance of the shares from the selling stockholder and subject to prior sale. The underwriting agreement provides that the obligations of Morgan Stanley & Co. Incorporated to pay for and accept the delivery of the shares of our common stock offered by this prospectus supplement are subject to the approval of certain legal matters by its counsel and to certain other conditions. Morgan Stanley & Co. Incorporated is obligated to take and pay for all of the shares of our common stock offered by this prospectus supplement.

      Morgan Stanley & Co. Incorporated initially proposes to offer the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by Morgan Stanley & Co. Incorporated.

      We estimate expenses payable by the selling stockholder in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $200,000.

      We have agreed, subject to certain exceptions, that, without the prior written consent of Morgan Stanley & Co. Incorporated, we will not, during the period ending 60 days after the date of this prospectus:

•	Offer for sale, sell, contract to sell, pledge, or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of our common stock or securities convertible into or exchangeable for our common stock, or sell or grant options, rights or warrants with respect to any shares of our common stock or securities convertible into or exchangeable for our common stock, or

•	Enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of our common stock,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

      Our common stock is listed on the New York Stock Exchange under the symbol “THX.”

      In order to facilitate this offering, Morgan Stanley & Co. Incorporated may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, Morgan Stanley & Co. Incorporated may sell more shares than it is obligated to purchase under the underwriting agreement, creating a short position. Morgan Stanley & Co. Incorporated must close out a short sale by purchasing shares in the open market. As an additional means of facilitating the offering, Morgan Stanley & Co. Incorporated may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. Any of these activities may stabilize or maintain the market price of our common stock above independent market levels or retard a decline in the market price of the common stock. Morgan Stanley & Co. Incorporated is not required to engage in these activities, and may end any of these activities at any time.

      A prospectus in electronic format may be made available on the website maintained by Morgan Stanley & Co. Incorporated. Morgan Stanley & Co. Incorporated may agree to allocate a number of shares for sale to their online brokerage account holders.

      From time to time, Morgan Stanley & Co. Incorporated and its affiliates have provided, and may continue to provide, investment banking and other services to us and the selling stockholder for which it receives customary fees and commissions.

      We, the selling stockholder and Morgan Stanley & Co. Incorporated have agreed to indemnify each other against liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      The validity of the issuance of the common stock offered by this prospectus supplement will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, our outside counsel. The underwriter is being represented by Vinson & Elkins L.L.P.

GLOSSARY

      The definitions set forth below apply to the indicated terms as used in this Prospectus Supplement. All volumes of natural gas referred to are stated at the legal pressure base of the state or area where the reserves exist and at 60 degrees Fahrenheit and in most instances are rounded to the nearest major multiple.

      Dry Well. A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of production exceed production expenses and taxes.

      Oil. Crude oil and condensate.

      Present Value. When used with respect to natural gas and oil reserves, the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect as of the date indicated, without giving effect to non-property related expenses such as general and administrative expenses, debt service and future income tax expenses or to depreciation, depletion and amortization, discounted using an annual discount rate of 10%.

      Productive Well. A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes.

      Proved Reserves. The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. In addition, please refer to the definitions of proved oil and gas reserves as provided in Rule 4-10(a)(2)-(4). The rule is available at the SEC website, http://www.sec.gov/divisions/corpfin/forms/regsx.htm#gas.

      Reserve Life Index. The reserve life index is calculated by dividing year-end proved reserves by annual production for the applicable period.

      Reservoir. A porous and permeable underground formation containing a natural accumulation of producible oil or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

PROSPECTUS

The Houston Exploration Company

$600,000,000

Common Stock

Preferred Stock
Depositary Shares
Debt Securities

17,380,392 Shares of Common Stock

We may offer and sell from time to time in one or more offerings:

•	shares of common stock;

•	shares of preferred stock, in one or more series, which may be convertible into or exchangeable for common stock or debt securities and which may be issued in the form of depositary shares evidenced by depositary receipts; and

•	senior or subordinated unsecured debt securities in one or more series.

In addition, KeySpan Corporation, one of our securityholders, may offer and sell from time to time in one or more offerings up to 17,380,392 shares of our common stock.

The aggregate initial offering price of the securities that we will offer will not exceed $600,000,000. The aggregate amount of our common stock that the selling securityholder will offer will not exceed 17,380,392 shares. We or the selling securityholder will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of the offerings. The securities may be offered separately or together in any combination or as separate series.

We will provide the specific terms of the securities offered in supplements to this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest in any of our securities. This prospectus may not be used to consummate sales of our securities unless it is accompanied by a prospectus supplement. The prospectus supplement may add, update or change information contained in this prospectus.

The amount of common stock to be offered by the selling securityholder identified herein will be specified in prospectus supplements. We will not receive any proceeds from any sale of common stock by the selling securityholder.

We or the selling securityholder may sell these securities directly or through agents, underwriters or dealers, or through a combination of these methods. See “Plan of Distribution.” The prospectus supplement will list any agents, underwriters or dealers that may be involved and the compensation they will receive. The prospectus supplement also will show you the total amount of money that we or the selling securityholder will receive from selling the securities being offered, after the expenses of the offering.

Our common stock is listed for trading on the New York Stock Exchange under the symbol “THX.”

Neither the securities and exchange commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of the securities unless accompanied by the applicable prospectus supplement.

This prospectus is dated March 31, 2004.

YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, we may sell from time to time any combination of the different types of securities described in this prospectus in one or more offerings up to a total offering amount of $600 million, and the selling securityholder may sell from time to time our common stock described in this prospectus in one or more offerings of up to a total of 17,380,392 shares. This prospectus only provides you with a general description of the securities we or the selling securityholder may offer. Each time securities are offered under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered in that offering. The prospectus supplement may also add, update or change information in this prospectus. You should read both this prospectus and any prospectus supplement, together with the additional information described below under the heading “Where You Can Find More Information.”

      In this prospectus references to “Houston Exploration,” “we,” “us” and “our” mean The Houston Exploration Company.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports and other information with the SEC. Our SEC filings are available to the public over the Internet or at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our common stock is listed and traded on the New York Stock Exchange (the “NYSE”). You may also inspect the information we file with the SEC at the NYSE’s offices at 20 Broad Street, New York, New York 10005. The information we file with the SEC and other information about us also is available on our website at http://www.houstonexploration.com. However, the information on our website is not a part of this prospectus.

      The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and may supersede information in this prospectus and information previously filed with the SEC. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities that may be offered by this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2003; and

•	the description of our common stock contained in Amendment No. 1 to our registration statement on Form 8-A filed on September 19, 1996 under Section 12 of the Securities Exchange Act of 1934.

      You may review these filings, at no cost, over the Internet at our website at http://www.houstonexploration.com, or request a copy of these filings by writing or calling us at the following address:

Investor Relations

The Houston Exploration Company
1100 Louisiana, Suite 2000
Houston, Texas 77002-5215
(713) 830-6800

FORWARD-LOOKING STATEMENTS

      Some of the information, including all of the estimates and assumptions, contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference contain forward-looking statements. These statements use forward-looking words such as “anticipate,” “believe,” “expect,” “estimate,” “may,” “project,” “will,” or other similar expressions and discuss “forward-looking” information, including the following:

•	anticipated capital expenditures;

•	future cash flows and borrowings;

•	pursuit of potential future acquisition opportunities; and

•	sources of funding for exploration and development.

      Although we believe that these forward-looking statements are based on reasonable assumptions, our expectations may not occur and we cannot guarantee that the anticipated future results will be achieved. A number of factors could cause our actual future results to differ materially from the anticipated future results expressed in this prospectus, any prospectus supplement and the documents we have incorporated by reference. These factors include, among other things:

•	the volatility of natural gas and oil prices;

•	the requirement to take writedowns if natural gas and oil prices decline;

•	our ability to replace, find, develop and acquire reserves;

•	acquisition and investment risks;

•	our ability to meet our substantial capital requirements;

•	our outstanding indebtedness;

•	the uncertainty of estimates of natural gas and oil reserves and production rates;

•	operating risks of natural gas and oil operations;

•	dependence upon operations concentrated in three primary areas;

•	drilling risks;

•	our hedging activities;

•	governmental regulation;

•	environmental matters;

•	competition;

•	our financial results being contingent upon our customers meeting their obligations;

•	potential conflicts of interest with our majority shareholder; and

•	our majority stockholder has indicated that its investment in our company is not a core asset.

      Other factors that could cause actual results to differ materially from those anticipated are discussed in our periodic filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2003.

      When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this document, any prospectus supplement and the documents we have incorporated by reference. We will not update these forward-looking statements unless the securities laws require us to do so.

THE HOUSTON EXPLORATION COMPANY

      We are an independent natural gas and oil company engaged in the exploration, development, exploitation and acquisition of natural gas and oil reserves in North America. Natural gas is our primary focus. Our core areas of operations are South Texas, offshore in the shallow waters of the Gulf of Mexico, the Arkoma Basin of Oklahoma and Arkansas and the Appalachian Basin of West Virginia. During 2003, we began operations in the Rocky Mountain Region, with an initial focus in the Uinta Basin of northeastern Utah.

      At December 31, 2003, our net proved reserves were 755 billion cubic feet equivalent, or Bcfe, with a present value, discounted at 10% per annum, of cash flows before income taxes of $2.0 billion. Our reserves are fully engineered on an annual basis by independent petroleum engineers. Approximately 94% of our net proved reserves at December 31, 2003 were natural gas, approximately 68% of which were classified as proved developed. We operate approximately 85% of our producing wells.

      We began exploring for natural gas and oil in December 1985 on behalf of The Brooklyn Union Gas Company. Brooklyn Union is an indirect wholly owned subsidiary of KeySpan Corporation. KeySpan, a member of the Standard & Poor’s 500 index, is a diversified energy provider whose principal natural gas distribution and electric generation operations are located in the Northeastern United States. In September 1996, we completed our initial public offering and sold approximately 31% of our shares to the public. As of December 31, 2003, THEC Holdings Corp., an indirect wholly owned subsidiary of KeySpan, owned approximately 55% of our outstanding common stock.

      Our principal executive offices are located at 1100 Louisiana, Suite 2000, Houston, Texas 77002. Our telephone number is (713) 830-6800.

USE OF PROCEEDS

      Unless we specify otherwise in the accompanying prospectus supplement, we intend to use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for the repayment of debt and for general corporate purposes. General corporate purposes may include additions to working capital, repurchases of our stock, capital expenditures or the financing of possible acquisitions, including acquisitions of onshore and offshore natural gas and oil properties. If we do not use the net proceeds immediately, we may temporarily invest them in short-term, interest-bearing obligations.

      We will not receive any proceeds from the sale of any shares of our common stock offered by the selling securityholder.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratio of earnings to fixed charges:

	Years Ended December 31,

	1999		2000		2001		2002		2003

Ratio of earnings to fixed charges	2.0	x	5.5	x	12.8	x	7.6	x	13.6	x

      For the purpose of computing the ratio of earnings to fixed charges, earnings are defined as:

•	income from continuing operations before income taxes;

•	plus fixed charges; and

•	less capitalized interest.

      Fixed charges are defined as the sum of the following:

•	interest (including capitalized interest) on all indebtedness; and

•	that portion of rental expense which we believe to be representative of an interest factor.

DESCRIPTION OF DEBT SECURITIES

      Any debt securities we offer will be our direct, unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee that is qualified to act under the Trust Indenture Act of 1939. The trustee for each series of debt securities will be identified in the applicable prospectus supplement. Any senior debt securities will be issued under a “senior indenture” and any subordinated debt securities will be issued under a “subordinated indenture.” Together, the senior indenture and the subordinated indenture are called “indentures.”

      The following description is a summary of the material provisions of the indentures. It does not restate those agreements in their entirety. The forms of indentures and any supplemental indentures will be filed by us from time to time by means of an exhibit to a Current Report on Form 8-K and will be available for inspection at the corporate trust office of the trustee, or as described above under “Where You Can Find More Information.” The indentures will be subject to, and governed by, the Trust Indenture Act. We will execute an indenture and supplemental indenture if and when we issue any debt securities. We urge you to read the indentures and any supplemental indenture because they, and not this description, define your rights as a holder of the debt securities.

      If the terms of any series of debt securities differ from the terms described below, those terms will be described in the prospectus supplement relating to that series of debt securities.

General

      The debt securities will be our direct, unsecured obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt.

      A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title and type of the debt securities;

•	the currency or currency unit in which the debt securities will be payable;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate that the debt securities will bear (or, if they are floating rate securities, the basis for the interest rate) and the interest payment dates for the debt securities;

•	any conversion or exchange provisions;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

•	any provisions granting special rights to holders when a specified event occurs;

•	any changes to or additional Events of Default or covenants;

•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered;

•	any restriction on the declaration of dividends or restrictions requiring the maintenance of any asset ratio or the creation or maintenance of reserves;

•	the names and duties of any co-trustees, calculation agents, paying agents or registrars for the debt securities; and

•	any other terms of the debt securities.

      None of the indentures will limit the amount of debt securities that may be issued by us. Each indenture will allow debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

      Debt securities of a series may be issued in registered, bearer, coupon or global form.

Denominations

      Unless the prospectus supplement for each issuance of debt securities states otherwise, the securities will be issued in registered form of $1,000 each or multiples thereof.

Subordination

      Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all of our senior debt, whether existing at the date of the subordinated indenture or subsequently incurred. The subordinated indenture will provide that no payment of principal, interest or any premium on the subordinated debt securities may be made in the event:

•	of any insolvency, bankruptcy or similar proceeding involving us or our property, or

•	we fail to pay the principal, interest, any premium or any other amounts on any senior debt when due.

      The subordinated indenture will not limit the amount of senior debt that we may incur.

      “Senior Debt” will be defined in the subordinated indenture to include all notes or other unsecured evidences of indebtedness, including guarantees given by us, for money borrowed by us, including principal of and any interest or premium on such amounts, whether incurred on, before or after the date of the subordinated indenture, that is not expressed to be subordinate or junior in right of payment to any of our other indebtedness.

Consolidation, Merger or Sale

      Each indenture generally will permit a consolidation or merger between us and another corporation. They also will permit the sale by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring corporation will assume all of our responsibilities and liabilities under the indentures, including the payment of all amounts due on the debt securities and performance of the covenants in the indentures. However, we will consolidate or merge with or into any other corporation or sell all or substantially all of our assets only according to the terms and conditions of the indentures. The remaining or acquiring corporation will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor corporation may exercise our rights and powers under any indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of directors or any of our officers may be done by the board or officers of the successor corporation. If we sell all or substantially all of our assets, we will be released from all our liabilities and obligations under any indenture and under the debt securities.

Modification of Indentures

      Under each indenture our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, will be effective against any holder without its consent.

Events of Default

      “Event of Default” when used in an indenture, will mean any of the following:

•	failure to pay the principal of or any premium on prescribed debt securities when due;

•	failure to deposit any sinking fund payment when due;

•	failure to pay interest when due on prescribed debt securities for 30 days;

•	failure to perform any other covenant in the indenture that continues for 90 days after being given written notice;

•	certain events in bankruptcy, insolvency or reorganization of Houston Exploration; or

•	any other event of default included in any indenture or supplemental indenture.

      An event of default for a particular series of debt securities will not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default, except a default in the payment of principal or interest, if it considers the withholding of notice to be in the best interests of the holders.

      If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration.

      Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Covenants

      Under the indentures, we will:

•	pay the principal of, and interest and any premium on, the debt securities when due;

•	maintain a place of payment;

•	deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indentures; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

      If there are any restrictive covenants applicable to a series of debt securities, we will describe them in the prospectus supplement for that series.

Payment and Transfer

      We will pay principal, interest and any premium on fully registered debt securities at designated places. We will make payment by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. If we make debt securities payments in other forms, we will pay those payments at a place designated by us and specified in a prospectus supplement.

      You may transfer or exchange fully registered debt securities at the corporate trust office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Global Securities

      We may issue one or more series of the debt securities as permanent global debt securities deposited with a depositary. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depository arrangements applicable to debt securities issued in permanent global form and for which The Depository Trust Company (“DTC”) acts as depository.

      Each global debt security will be deposited with, or on behalf of, DTC, as depository, or its nominee, and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

      Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold those interests through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities they purchase in definitive form. These laws may impair your ability to transfer beneficial interests in a global debt security.

      We will make payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global debt security, DTC immediately will credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective interests in the principal amount of that global debt security, as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

      Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

      A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

•	DTC notifies us that it is unwilling or unable to continue as depository for that global debt security or at any time DTC ceases to be registered under the Securities Exchange Act of 1934;

•	we determine in our discretion that the global debt security shall be exchangeable for definitive debt securities in registered form; or

•	there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the debt securities.

      Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement, if other than $1,000 and integral multiples of $1,000. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

      Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indentures. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indentures.

      We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action. Additionally, those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

      DTC has advised us as follows:

•	DTC is:

•	is a limited-purpose trust company organized under the New York Banking Law,

•	a “banking organization” within the meaning of the New York Banking Law,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•	DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.

•	DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•	DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

•	Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

The rules applicable to DTC and its participants are on file with the SEC.

Discharging Our Obligations

      We will be discharged from our obligations on the debt securities of any series at any time if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

      Under U.S. Federal income tax law as of the date of this prospectus, such a discharge should be treated as an exchange of the related debt securities. Each holder generally will be required to recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the debt securities and the value of the holder’s interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors are urged to consult their own tax advisers as to the consequences of such a discharge, including the applicability and effect of tax laws other than the U.S. Federal income tax laws.

Meetings

      Each indenture will contain provisions describing how meetings of the holders of debt securities of a series may be convened. A meeting may be called at any time by the trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding debt securities of a series. A notice of the meeting must always be given in the manner described under “— Notices” below. Generally speaking, except for any consent that must be given by all holders of a series as described under “— Modification of Indentures” above, any resolution presented at a meeting of the holders of a series of debt securities may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series, unless the indenture allows the action to be voted upon to be taken with the approval of the holders of a different specific percentage of principal amount of outstanding debt securities of a series. In that case, the holders of outstanding debt securities of at least the specified percentage must vote in favor of the action. Any resolution passed or decision taken at any meeting of holders of debt securities of any series in accordance with the applicable indenture will be binding on all holders of debt securities of that series, unless, as discussed in “— Modification of Indentures” above, the action is only effective against holders that have approved it. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be holders holding or representing a majority in principal amount of the outstanding debt securities of a series.

Governing Law

      Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent the Trust Indenture Act applies.

Notices

      Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

The Trustee

Resignation or Removal of Trustee

      If the trustee serves as trustee under both the senior indenture and the subordinated indenture, the provisions of the indentures and the Trust Indenture Act governing trustee conflicts of interest will require the trustee to resign as trustee under either the subordinated indenture or the senior indenture upon the occurrence of any uncured event of default with respect to any series of senior debt securities. Also, any uncured event of default with respect to any series of subordinated debt securities will force the trustee to resign as trustee under either the senior indenture or the subordinated indenture. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with the terms and conditions of such indenture.

      The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series also may remove the trustee with respect to the debt securities of that series.

Limitations on Trustee if it is One of Our Creditors

      Each indenture will contain certain limitations on the right of the trustee thereunder, in the event that it becomes one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

Annual Trustee Report to Holders of Debt Securities

      The trustee will be required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee’s eligibility to serve as such, the priority of the trustee’s claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities.

Certificates and Opinions to be Furnished to Trustee

      Each indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every application by us for action by the trustee will be accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to that action have been complied with by us.

DESCRIPTION OF CAPITAL STOCK

General

      As of the date of this prospectus, we are authorized to issue up to 55,000,000 shares of stock, including up to 50,000,000 shares of common stock and up to 5,000,000 shares of preferred stock. As of March 15, 2004, we had 31,786,097 shares of common stock and no shares of preferred stock outstanding. As of that date, we also had options outstanding and exercisable for approximately 2,222,343 shares of common stock.

      The following is a summary of the key terms and provisions of our equity securities. You should refer to the applicable provisions of our restated certificate of incorporation, restated bylaws, the Delaware General Corporation law and the documents we have incorporated by reference for a complete statement of the terms and rights of our capital stock.

Section 203 of the Delaware General Corporation Law

      We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law (DGCL). Generally, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (1) prior to that date, either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation, (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (3) on or after such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or, within three years, did own, 15% or more of the corporation’s outstanding voting stock. Our restated certificate of incorporation provides that Section 203 of the DGCL will not apply to restrict a business combination between us and an interested stockholder if (1) the business combination was approved by our board of directors prior to the time that such stockholder became an interested stockholder or (2) the stockholder became an interested stockholder as a result of, and at or prior to the effective time of, a transaction which was approved by our board of directors prior to the time such stockholder became an interested stockholder.

Limitation on Changes in Control

      Certain of the provisions of our restated certificate of incorporation and restated bylaws and the provisions of Section 203 of the DGCL could have the effect of delaying, deferring or preventing a change in control or the removal of our existing management or deterring potential acquirors from making an offer to our stockholders. This could be the case even if a majority of our stockholders might benefit from such a change in control or offer. In addition, the issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including voting rights that would require the approval of a percentage of the preferred stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of common stock.

Provisions of the Restated Certificate of Incorporation and Restated Bylaws

      Our restated certificate of incorporation provides that stockholders may not act by written consent in lieu of a meeting. The restated certificate of incorporation further provides that the number of directors will not be fewer than three nor more than 15. An amendment to our restated certificate of incorporation relating to the composition of the board of directors, an amendment of our bylaws or limitations on the liability of our directors, requires the vote of at least 66 2/3% of our stockholders entitled to vote in an election of directors, voting together as a single class. An amendment to our bylaws by our stockholders requires the affirmative vote of at least 66 2/3% of our stockholders entitled to vote in an election of directors, voting together as a single class.

Common Stock

      Voting Rights. Each holder of our common stock is entitled to one vote per share. Subject to any rights of the holders of any series of preferred sock pursuant to applicable law or the provision of the certificate of designations creating that series, all voting rights are vested in the holders of shares of common stock. Holders of shares of common stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors, and the holders of the remaining shares voting for the election of directors will not be able to elect any directors.

      Dividends. Dividends may be paid to the holders of common stock when, as and if declared by the board of directors out of funds legally available for their payment, subject to the rights of holders of any preferred stock.

      Rights Upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock will be entitled to share equally, in proportion to the number of shares of our common stock held by them, in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock, if any, have received their liquidation preferences in full.

      Miscellaneous. The issued and outstanding shares of our common stock are fully paid and nonassessable. Holders of shares of common stock are not entitled to preemptive rights. Shares of common stock are not redeemable or convertible into shares of any other class of capital stock. The Bank of New York is the transfer agent and registrar for our common stock.

Preferred Stock and Depositary Shares

      We may issue shares of our preferred stock in one or more series. We will determine the dividend, voting, conversion and other rights of the series being offered and the terms and conditions relating to its offering and sale at the time of the offer and sale. We also may issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts.

Description of Preferred Stock

      Our restated certificate of incorporation authorizes our board of directors or a committee of our board of directors to cause preferred stock to be issued in one or more series without action by our stockholders. Our board of directors is authorized to issue up to 5,000,000 shares of preferred stock and can determine the number of shares of each series, and the rights, preferences and limitations of each series. We may amend our certificate of incorporation to increase the number of authorized shares of preferred stock in a manner permitted by the restated certificate of incorporation and the DGCL. As of the date of this prospectus, we have no shares of preferred stock outstanding.

      The particular terms of any series of preferred stock being offered by us under this prospectus will be described in the prospectus supplement relating to that series of preferred stock. Those terms may include:

•	the number of shares of the series of preferred stock being offered;

•	the title and liquidation preference per share of that series of the preferred stock;

•	the purchase price of the preferred stock;

•	the dividend rate or method for determining the dividend rate;

•	the dates on which dividends will be paid;

•	whether dividends on that series of preferred stock will be cumulative or non-cumulative and, if cumulative, the dates from which dividends will accumulate;

•	any redemption or sinking fund provisions applicable to that series of preferred stock;

•	any conversion or exchange provisions applicable to that series of preferred stock;

•	whether we have elected to offer depositary shares with respect to that series of preferred stock; or

•	any additional dividend, liquidation, redemption, sinking fund or other preferences, rights or restrictions applicable to that series of preferred stock.

      If the terms of any series of preferred stock being offered differ from the terms set forth below, those terms will also be disclosed in the prospectus supplement relating to that series of preferred stock. You should refer to the certificate of designations relating to the series of the preferred stock for the complete terms of that preferred stock. The certificate of designations for any series of preferred stock will be filed with the SEC promptly after the offering of that series of preferred stock.

      The preferred stock, when issued, will be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, in the event we liquidate, dissolve or wind-up our business, each series of preferred stock will have the same rank as to dividends and distributions as each other series of the preferred stock we may issue in the future. Holders of preferred stock will have no preemptive rights to subscribe for or purchase shares of our capital stock.

      Dividend Rights. Holders of preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, cash dividends at the rates and on the dates set forth in the applicable prospectus supplement. Dividend rates may be fixed or variable or both. Different series of preferred stock may be entitled to dividends at different dividend rates or based on different methods of determination. Each dividend will be payable to the holders of record as they appear on our stock books, or, if applicable, the records of the depositary referred to below under “Depositary Shares” on record dates determined by our the board of directors. Dividends on any series of the preferred stock may be cumulative or non-cumulative, as specified in the applicable prospectus supplement. If the board of directors fails to declare a dividend on any series of preferred stock for which dividends are non-cumulative, then the right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not dividends are declared for any future dividend period.

      We will not pay or declare full dividends on any series of preferred stock, unless we have or are contemporaneously declaring and paying full dividends for the dividend period commencing after the immediately preceding dividend payment date (and cumulative dividends still owing, if any) on all other series of preferred stock which have the same rank as, or rank senior to, that series of preferred stock. When those dividends are not paid in full, dividends will be declared pro rata, so that the amount of dividends declared per share on that series of preferred stock and on each other series of preferred stock having the same rank as, or ranking senior to, that series of preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on that series of preferred stock and the other preferred stock bear to each other. In addition, generally, unless full dividends, including cumulative dividends still owing, if any, on all outstanding shares of any series of preferred stock have been paid, no dividends will be declared or paid on our common stock and generally we may not redeem or purchase any common stock. No interest, or sum of money in lieu of interest, will be paid in connection with any dividend payment or payments which may be in arrears.

      The amount of dividends payable for each dividend period will be computed by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period.

      Rights Upon Liquidation. In the event we liquidate, dissolve or wind-up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive liquidating distributions in the amount set forth in the applicable prospectus supplement relating to each series of preferred stock, plus an amount equal to accrued and unpaid dividends, if any, before any distribution of assets is made to the holders of common stock. If the amounts payable with respect to preferred stock of any series and any stock having the same rank as that series of preferred stock are not paid in full, the holders of preferred stock and of such other stock will share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of each series of preferred stock and any stock having the same rank as the preferred stock are paid in full, they will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding up by us of our business or affairs.

      Redemption. Any series of preferred stock may be redeemable, in whole or in part, at our option. In addition, any series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be set forth in the applicable prospectus supplement.

      If a series of preferred stock is subject to mandatory redemption, the applicable prospectus supplement will specify the year we can begin to redeem shares of the preferred stock, the number of shares of the preferred stock we can redeem each year, and the redemption price per share. We may pay the redemption price in cash, stock or in cash that we have received specifically from the sale of our capital stock, as specified in the prospectus supplement. If the redemption price is to be paid only from the proceeds of the sale of our capital stock, the terms of the series of preferred stock may also provide that, if no such capital stock is sold or if the amount of cash received is insufficient to pay in full the redemption price then due, the series of preferred stock will automatically be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the prospectus supplement.

      If fewer than all the outstanding shares of any series of preferred stock are to be redeemed, whether by mandatory or optional redemption, the board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable. From and after the redemption date, dividends will cease to accrue on the shares of preferred stock called for redemption and all rights of the holders of those shares (except the right to receive the redemption price) will cease.

      In the event that full dividends, including accrued but unpaid dividends, if any, have not been paid on any series of preferred stock, we may not redeem that series in part and we may not purchase or acquire any shares of that series of preferred stock, except by an offer made on the same terms to all holders of that series of preferred stock.

      Conversion Rights. The applicable prospectus supplement will state the terms, if any, on which shares of a series of preferred stock are convertible into shares of common stock or another series of our preferred stock. As described under “— Redemption” above, under certain circumstances, preferred stock may be mandatorily converted into common stock or another series of our preferred stock.

      Voting Rights. Except as indicated below or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of preferred stock will not be entitled to vote. Except as indicated in the applicable prospectus supplement, in the event we issue full shares of any series of preferred stock, each share will be entitled to one vote on matters on which holders of that series of preferred stock are entitled to vote. However, as more fully described below under “— Description of Depositary Shares,” if we issue depositary shares representing a fraction of a share of a series of preferred stock, each depositary share will, in effect, be entitled to that fraction of a vote, rather than a full vote. Because each full share of any series of preferred stock will be entitled to one vote, the voting power of that series will depend on the number of shares in that series, and not on the aggregate liquidation preference or initial offering price of the shares of that series of preferred stock.

      Transfer Agent and Registrar. Unless otherwise indicated in the applicable prospectus supplement, The Bank of New York will be the transfer agent, registrar and dividend disbursement agent for the preferred stock and any depositary shares (see the description of depositary shares below). The registrar for the preferred stock will send notices to the holders of the preferred stock of any meetings at which such holders will have the right to elect directors or to vote on any other matter.

Description of Depositary Shares

      General. We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock.

      The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us (the depositary). Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

      The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be issued to those persons who purchase the fractional interests in the preferred stock underlying the depositary shares, in accordance with the terms of the offering. Copies of the forms of deposit agreement and depositary receipt will be filed as exhibits to the registration statement of which this prospectus is a part. The following description is a summary of the material provisions of the deposit agreement, the depositary shares and the depositary receipts. It does not restate those agreements in their entirety.

      Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares relating to that preferred stock in proportion to the number of depositary shares owned by those holders.

      If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

      Redemption of Depositary Shares. If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock. Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

      After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding, and all rights of the holders of those depositary shares will cease, except the right to receive any money, securities, or other property upon surrender to the depositary of the depositary receipts evidencing those depositary shares.

      Voting the Preferred Stock. Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares underlying that preferred stock. Each record holder of those depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock underlying that holder’s depositary shares. The depositary will try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with such instructions, and we will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares.

      Amendment and Termination of the Depositary Agreement. The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

      Resignation and Removal of Depositary. The depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

      Miscellaneous. The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

      Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to the performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Description of Permanent Global Preferred Securities

      Certain series of the preferred stock or depositary shares may be issued as permanent global securities to be deposited with a depositary with respect to that series. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to preferred stock or depositary receipts issued in permanent global form and for which DTC will act as the depositary (global preferred securities).

      Each global preferred security will be deposited with, or on behalf of, DTC or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global preferred securities are not exchangeable for definitive certificated preferred stock or depositary receipts.

      Ownership of beneficial interests in a global preferred security is limited to institutions that have accounts with DTC or its nominee (participants) or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in a global preferred security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global preferred security. Ownership of beneficial interests in a global preferred security by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the preferred stock or depositary shares, as the case may be, represented by a global preferred security. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global preferred security.

      Payments on preferred stock and depositary shares represented by a global preferred security registered in the name of or held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global preferred security representing the preferred stock or depositary shares. We have been advised by DTC that upon receipt of any payment on a global preferred security, DTC will immediately credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective beneficial interests in that global preferred security as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global preferred security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither we nor any of our agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of beneficial interests in a global preferred security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

      A global preferred security is exchangeable for definitive certificated preferred stock or depositary receipts, as the case may be, registered in the name of, and a transfer of a global preferred security may be registered to, a person other than DTC or its nominee, only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for the global preferred security or at any time DTC ceases to be registered under the Securities Exchange Act of 1934; or

•	we determine in our discretion that the global preferred security shall be exchangeable for definitive preferred stock or depositary receipts, as the case may be, in registered form.

      Any global preferred security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive certificated preferred stock or depositary receipts, as the case may be, registered by the registrar in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that global preferred security.

      Except as provided above, owners of the beneficial interests in a global preferred security will not be entitled to receive physical delivery of certificates representing shares of preferred stock or depositary shares, as the case may be, and will not be considered the holders of preferred stock or depositary shares, as the case may be. No global preferred security shall be exchangeable except for another global preferred security to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global preferred security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of preferred stock or depositary shares, as the case may be.

      We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global preferred security desires to give or take any action that a holder of preferred stock or depositary shares, as the case may be, is entitled to give or take, DTC would authorize the participants holding the relevant beneficial interests to give or take that action and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

      A brief description of DTC is set forth above under “Description of Debt Securities — Global Securities.”

SELLING SECURITYHOLDER

      In addition to covering the offering of securities by us, this prospectus covers the possible offering for resale from time to time of up to an aggregate of 17,380,392 shares of common stock by a selling securityholder, THEC Holdings Corp., an indirect wholly-owned subsidiary of Keyspan Corporation. Keyspan has publicly stated that it does not consider its investment in our company to be a core asset and it may therefore decide from time to time to sell all or part of its investment in our shares.

      As of March 16, 2004, Keyspan beneficially owns 17,380,392 shares of common stock, or approximately 55% of our issued and outstanding common stock. The Chairman of our Board of Directors, Robert B. Catell, is also the Chairman of the Board of Directors and Chief Executive Officer of Keyspan. In addition to Mr. Catell, four of our eleven other directors are currently affiliated with Keyspan: Robert J. Fani is President, Energy Assets and Supply of Keyspan; Gerald Luterman is Executive Vice President and Chief Financial Officer of Keyspan; H. Neil Nichols is Senior Vice President of Corporate Development and Asset Management of Keyspan; and Stephen M. McKessy is a member of Keyspan’s Board of Directors and serves on the Audit Committee.

      If Keyspan elects to sell securities under this prospectus, a prospectus supplement will set forth, with respect to the selling securityholder:

•	the nature of any other position, office or other material relationship that the selling securityholder has had with us or any of our affiliates within the prior three years;

•	the amount of securities owned by the selling securityholder prior to the offering;

•	the amount of securities to be offered for the selling securityholder’s account; and

•	the amount and (if one percent or more) the percentage of securities to be owned by the selling securityholder after completion of the offering.

PLAN OF DISTRIBUTION

Primary Offerings

      We may sell our securities through agents, underwriters or dealers or directly to purchasers.

      We may designate agents to solicit offers to purchase our securities.

•	We will name any agent involved in offering or selling our securities and any commissions that we will pay to the agent in the prospectus supplement.

•	Unless we indicate otherwise in the prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

•	Our agents may be deemed to be underwriters under the Securities Act of 1933 of any of our securities that they offer or sell.

      We may use an underwriter or underwriters in the offer or sale of our securities.

•	If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities.

•	We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the prospectus supplement.

•	The underwriters will use the prospectus supplement to sell our securities.

      We may use a dealer to sell our securities.

•	If we use a dealer, we, as principal, will sell our securities to the dealer.

•	The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

•	We will include the name of the dealer and the terms of our transactions with the dealer in the prospectus supplement.

      We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of our direct sales in the prospectus supplement.

      We may indemnify agents, underwriters, and dealers against certain liabilities, including liabilities under the Securities Act of 1933. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with us or perform services for us in the ordinary course of business.

      We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

•	If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.

•	We will indicate in the prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

      As of the date of this prospectus, we have engaged no underwriter, broker, dealer or agent in connection with any distribution of securities pursuant to this prospectus.

Secondary Offerings

      The selling securityholder may sell securities covered by this prospectus from time to time in one or more transactions for so long as we keep the registration statement of which this prospectus forms a part effective. The selling securityholder may offer its securities directly to purchasers or through underwriters, brokers, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling securityholder and/or the purchasers of the securities for whom they act as agent. The selling securityholder may sell securities at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. These sales may be effected in one or more transactions, including:

•	on the New York Stock Exchange or any national securities exchange or quotation service on which the securities may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	in hedging or derivative transactions;

•	in a private transaction and transactions other than on the New York Stock Exchange or other exchange or services or in the over-the-counter market;

•	through the writing of options, whether those options are listed on an options exchange or otherwise; or

•	through the settlement of short sales.

The selling securityholder might not elect to sell any securities under this prospectus. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling securityholder will act independently of us in making decisions with respect to the timing, manner and size of any sales by it of securities covered by this prospectus.

      As of the date of this prospectus, we have engaged no underwriter, broker, dealer or agent in connection with any distribution of securities pursuant to this prospectus by the selling securityholder. To the extent required, the amount of securities to be sold, the purchase price, the name of any applicable agent, broker, dealer or underwriter and any applicable commissions with respect to a particular offer will be set forth in the applicable prospectus supplement. The aggregate net proceeds to the selling securityholder from the sale of its securities offered hereby will be the sale price of those shares, less commissions, if any, and any other expenses of issuance and distribution not borne by us.

      The selling securityholder and any brokers, dealers, agents or underwriters that participate with the selling securityholder in a distribution of securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, in which case any discounts, concessions and commissions received by such brokers, dealers, agents or underwriters and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

      The applicable prospectus supplement will set forth the extent to which we will have agreed to bear fees and expenses of the selling securityholder in connection with the registration of the securities being offered by it. We may, if so indicated in the applicable prospectus supplement, agree to indemnify the selling securityholder against certain civil liabilities, including liabilities under the Securities Act of 1933.

LEGAL MATTERS

      The legality of the securities have been passed upon for us and the selling securityholder by King & Spalding LLP, Houston, Texas. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

EXPERTS

      The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations,” and SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure,” on January 1, 2003, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.